FOR RELEASE ON THURSDAY, APRIL 20, 2006, AT 6:30 AM (EDT)
Media Contacts:
Rita Thompson TeleCommunication Systems, Inc. 410-295-1865 rthompson@telecomsys.com	Jane Bryant Welz & Weisel Communications 703-323-6006 jane@w2comm/com

JAMES M. BETHMANN ELECTED TO TCS’ BOARD OF DIRECTORS

ANNAPOLIS, MD - April 20, 2006 –TeleCommunication Systems, Inc. (TCS) (NasdaqNM:TSYS), today announced James M. Bethmann was selected to fill a vacancy on the company’s Board of Directors, effective Tuesday, April 18, 2006.

Jim Bethmann is Vice Chairman of Highland Partners, which is part of the Hudson Highland Group, one of the world’s leading staffing and human capital solutions providers. He is Sector Leader for the firm’s Internet Technology (IT) Services and leads the firm’s Global Technology and Industrial Sectors. He oversees all senior-level executive recruiting assignments within the global technology industry, including such areas as enterprise and applications software and services, hardware and peripherals, telecommunications equipment and services, information systems/services/outsourcing, aerospace and defense, as well as management and professional services.

Prior to joining Highland Partners, Mr. Bethmann was a Managing Director and co-led Korn/Ferry International’s Advanced Technology practice in North America. Additionally, he established and led the firm’s software and emerging technologies practice and was Vice Chairman of the firm’s e-business strategy and search initiatives.

Mr. Bethmann has also served as a corporate officer and as President of Recognition International, a leading international systems supplier of high-performance document recognition systems, image and workflow software solutions, where he designed and led businesses in the Americas, Pacific Rim and Europe.

Mr. Bethmann is a frequent speaker and moderator at industry events, in particular, the CEO Summit and the Staffing Industry Executive Forum. He is quoted regularly in leading business and industry publications including Forbes, The Wall Street Journal, Red Herring, CBS Market Watch, Computer World and Financial Executive.

ABOUT TELECOMMUNICATION SYSTEMS, INC.

TeleCommunication Systems, Inc. (TCS) (NasdaqNM: TSYS) is a leading provider of mission critical wireless communications to carriers, enterprise and government customers. TCS-designed systems include location-relevant solutions for consumer brands. TCS’ wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators; real-time market data and alerts to financial institutions; mobile asset management and mobile office solutions for enterprises; and encrypted satellite communications to government customers. For more information, visit www.telecomsys.com.